Exhibit 10.59

[Avon Letterhead]

Personal & Confidential

July 20, 2016

Sheri McCoy
Chief Executive Officer
Avon Products, Inc.

Your Move to the United Kingdom

Dear Sheri:

We are very pleased to confirm the terms and conditions of your relocation to London, United Kingdom (hereafter “Host Country”) under the Avon Long Term International Assignment Policy - Tier 1. This is an international assignment to Avon Cosmetics Limited in the Host Country. Your signature in this letter (“Letter”) below serves as your agreement and acknowledgement that the terms of this international assignment amend the letter agreement between you and Avon dated April 4, 2012 (as amended) (the “2012 Agreement”) with respect to the subject matter herein.

During your assignment, your employment as Chief Executive Officer of Avon Products, Inc. (“Avon”) will continue under the terms and conditions of your 2012 Agreement in New York, United States (hereafter “Home Country”), subject to certain changes to the terms and conditions of your employment as described herein.

In the event of any change in circumstances, or additional matters not known at this time, Avon reserves the right to make adjustments to this Letter.

This Letter is linked with Avon’s Long Term International Assignment Policy - Tier 1 (including the Global Tax Equalization Policy and tax equalization policy repayment agreement) (hereafter “the Policy”) as may be in effect from time to time. This Letter summarizes key points in the Policy as it pertains to your assignment and may contain certain additional requirements and terms. The Policy may be changed from time to time as legal requirements may dictate or, subject to the above provisions, new practices may require or for other reasons at the discretion of Avon. In terms of this specific assignment, local conditions and guidelines applicable to Avon international assignees in the Host Country will also govern your assignment.

The provisions of the two paragraphs immediately above to the contrary notwithstanding, except as legal requirements may dictate, any change(s) in this Letter or in the Policy that is adverse to you shall be disregarded or Avon shall adequately compensate you for any such adverse changes unless you otherwise agree in writing. In the event of any inconsistency between this Letter and the Policy, this Letter shall control.

Sheri McCoy

Avon will pay your reasonable professional expenses incurred to negotiate and prepare this Letter.

ASSIGNMENT DETAILS

Your assignment will commence on or about January 1, 2017, pending the grant of your work permit/visa in the Host Country, and your acceptance of the terms and conditions of this Letter.

The terms set forth herein for this assignment will apply for two (2) years in duration, and is anticipated to be reviewed on or before December 31, 2018. The expected duration of this assignment is not a guaranteed term of employment or term of the assignment. The assignment may be less than two (2) years subject to the discretion of Avon’s Board of Directors.

In the event that the duration of your assignment exceeds the expected end date, and a written extension of the period of assignment under this Letter has not been issued, and/or you have not been repatriated, the terms and conditions of your current assignment under this Letter will continue to prevail.

COMPENSATION & BENEFITS OVERVIEW

Compensation
Your total compensation includes your annual base salary, your annual incentive plan awards, your long term incentive plan awards, and any other bonuses or performance-related incentives received during this assignment. It also incorporates international assignment-related allowances and benefits as detailed throughout this Letter. Your compensation will be subject to Home Country hypothetical tax and you will be paid the net amount, as described below.

You will remain on the Avon USA payroll during your international assignment. You may, however, elect to receive a portion of your base salary in the host location. A balance sheet approach will be used to ensure that your purchasing power in the Host Country is similar to what it would be had you remained in the Home Country.

Your annual bonus and long-term incentive plan awards, if applicable, will be paid via the Avon-USA payroll.

Associate Benefits
While on assignment, the Avon Home Country policies and benefit programs as generally outlined in your 2012 Agreement will remain in effect. The Avon Home Country payroll department will continue to handle any payroll deductions required for social security taxes, other mandated contributions and contributions to the Avon-sponsored benefit plan in your Home Country.

Sheri McCoy

International Medical Insurance
You and your eligible accompanying dependents will be enrolled in Avon’s international assignee medical plan while you are on assignment. This plan provides coverage for medical, dental, prescription drug, and medical evacuation. Additional details will be provided separately. Avon reserves the right to amend, modify or terminate its benefits plan at any time.

Vacation & Holidays
Vacation eligibility continues as indicated in your 2012 Agreement. Your public holidays will be based on the local Host Country holiday schedule.

TAXATION

Tax Equalization
Under the terms of the Policy, Avon’s tax reimbursement policy applicable for your assignment is called ‘tax equalization’. The objective of tax equalization is to ensure that your tax liability while on assignment in the Host Country will be approximately the amount that would be payable if you were working and living in your Home Country. The tax equalization policy is limited to income tax and social taxes. In order to equalize the tax obligation of your foreign service, a hypothetical Home Country income tax is computed and deducted from your total salary. A tax equalization calculation/reconciliation will be prepared at the end of each calendar year to determine if the appropriate Host Country taxes were withheld on your total compensation during your foreign service through your hypothetical income tax deductions. This may result in a balance due to Avon or due to you. For purposes of determining your "Hypothetical Tax" under the Policy and your tax equalization benefits thereunder, notwithstanding anything in the Policy to the contrary, the following shall not be treated as "Unprotected Income" (regardless of amount): (i) income attributable to pension benefits earned by you under the pension plan of your prior employer; (ii) personal income earned by your spouse; and (iii) personal investment income earned by you or your spouse.

Payment of Assignment Allowances and Reimbursements
Unless otherwise stated, all assignment allowances/reimbursements will be paid net-of-tax.

Tax Assistance
Avon’s preferred tax advisor, Ernst & Young LLP (hereinafter “EY”), will be completing your income tax returns while you are on assignment. It is therefore imperative that you make contact with them to ensure that all necessary information is being compiled and that the tax process is in place to file your tax returns on a timely basis.

Hypothetical Tax
As stated above, a hypothetical Home Country tax will be deducted from your total compensation when it is paid to you which includes base salary, annual incentive bonus, your long term incentive plan awards and any other bonuses or performance-related incentives received during your

Sheri McCoy

assignment. Severance payments may also be subject to hypothetical tax. A determination will be made by Avon at the time of payment, in consultation with EY.

Social Security
The hypothetical tax deduction does not cover your home country social security obligation. The Home Country payroll department should continue to handle this deduction while you are on assignment. You will not be responsible for any Host Country social taxes incurred while on assignment. These taxes will be paid on your behalf by Avon Cosmetics Limited.

PRE-DEPARTURE AND RELOCATION SUPPORT

Work Permit/Visa
You are required to meet the entry and visa/work permit requirements of the Host Country prior to your arrival. Avon will therefore arrange for all appropriate immigration documents, visas, and work permits to be obtained in order to facilitate your assignment. Your assignment terms and conditions are subject to this compliance, and as such you are not permitted to move to the Host Country and begin the role until you have obtained all necessary immigration documents.

Avon will cover the costs associated with you and your accompanying dependents obtaining the appropriate immigration documentation, including the costs of any medical examinations and police checks. While Avon will assist you in preparing your passport(s) and visa/work permit applications, you are responsible for taking all required action to secure these documents. You are also responsible for ensuring your passport and the passport of your accompanying dependents, as well as any necessary endorsements remain valid and up to date whilst on assignment.

You are not permitted to work in the Host Country until you have obtained proper work authorization. You should consult with the Avon Global Mobility team and/or the Avon designated immigration services law firm prior to making plans for business travel or relocation to ensure that your plans are compatible with immigration regulations in the Host Country. Compliance is a very serious matter for Avon and Associates are expected to comply with the Host Country laws and regulations.

Miscellaneous Relocation Allowance
You will receive a one-time net payment of US$10,000 designed to subsidize relocation expenses that are not otherwise covered by the provisions of this Letter. This will be paid to you upon your start date in the Host Country.

Relocation Travel
Avon will provide you and your accompanying dependents with one-way, direct travel from New Jersey, United States to London, United Kingdom on relocation. The mode and class of transportation will be in accordance with Avon’s business travel guidelines.

Sheri McCoy

Shipment of Household Effects
Avon will make the necessary arrangements with an approved third party moving company to ship your household and personal effects from New Jersey, United States to London, United Kingdom. The cost of shipping, insuring and clearing your goods through customs will be borne by Avon. You will be responsible for any duty on luxury items or goods that exceed duty free limits. Insurance coverage will be arranged through a third party insurer, and you will be required to complete an Inventory of Household Goods to detail the estimated value of the items you are shipping. In general, in line with Host Country customs regulations, belongings will not be shipped until work permits, visas and all other required documents are secured. Please refer to the Policy for a detailed outline of shipping exclusions.

Major Appliances and Fixtures Allowance
Avon does not support the shipment of major appliances to or from the Host Country. As such, you will be reimbursed for the reasonable cost of purchasing major appliances that are not provided with your new residence in the Host Country, or available from prior assignees. The appliances remain the property of Avon.

Home Country Automobile Assistance
You will be reimbursed for the loss incurred as a result of the sale or lease breakage penalties for one personal car. Reimbursement for loss-on-sale will be the lesser of the difference between the average retail value and either the average wholesale value or actual sale price, capped at US$10,000 after-tax. This benefit must be utilized within 180 days of accepting the assignment.

ON ASSIGNMENT

Host Country Housing and Utilities Allowance
Avon will be assuming the full cost of your housing in the Host Country based on housing costs for individuals with your salary and family size in London per the information provided by the independent cost of living data provider.

Your housing allowance is up to GBP 8,000 after-tax per month for furnished housing, and will be delivered via payroll. If your actual rent exceeds your housing allowance, any excess will be your responsibility and not covered by Avon. If applicable, additional taxes and condo fees will be covered in addition to your housing allowance.

A separate monthly allowance will also be provided to cover the cost of host country utilities (excluding telephone, cable television & internet service costs). This allowance will be reflected on your balance sheet and delivered via payroll.

Your Duty of Care: If liability for property damage (including cabinet or furniture damage) occurs due to the fault or negligence of you or your family, Avon will not reimburse for damages. You will be responsible for any and all repair and maintenance expenses throughout your assignment

Sheri McCoy

(including lawn care/garden maintenance and pool maintenance). Avon reserves the right to collect any amount withheld from the Avon-paid security deposit from any amount you are due from Avon, including but not limited to: base salary, bonus, any incentive compensation awards, assignment allowances, expense reports, tax equalization calculations, etc. to the extent allowed by law.

Host Country Transportation
In lieu of the Host Country Transportation/Automobile Assistance provided for in the Policy, while in the Host Country you will be provided with transportation support in the Host Country in the same manner as has been provided in the Home Country, prior to this international assignment, pursuant to your 2012 Agreement.

Home Leave Allowance
In lieu of the annual Home Leave Allowance provided for in the Policy, Avon will provide you with reimbursement of up to six round trip airfare tickets annually from the United Kingdom to your Home Country for flights that may be taken by you or a family member plus ground transportation to and from the airport. Class of travel is business class unless first class travel otherwise is provided for under Avon’s business travel guidelines.

Goods and Services Differential
For the avoidance of doubt, you will not receive the Goods and Services differential described in the Policy.

SPECIAL PAYMENTS

In some locations, certain Host Country special payments and host country severance (termination indemnity) payments are required by local law. Should you qualify for and/or receive Host Country additional compensation required by local law, you understand that you are not entitled to such additional compensation under this Letter (without diminishing any entitlement otherwise provided under your 2012 Agreement) and you must turn over such additional compensation to Avon. In some cases, such Home Country benefits, payments, allowances or differentials will automatically be offset for the host country special payments, at Avon's direction.

DATA PRIVACY

During the assignment, your personal information will be collected and stored electronically in order to process salary payments, track your assignment details and generate other reports. By signing this Letter, you expressly consent to the transfer of any information by Avon to related companies.

CERTAIN REIMBURSEMENTS AND PAYMENTS

Payments (including reimbursements) addressed in this Letter may be subject to Section 409A of the U.S. Internal Revenue Code (“409A”). In order to ensure compliance with 409A, please note the following applicable rules:

Sheri McCoy

Many of the benefits addressed in this Letter are provided to you via reimbursement from Avon. For tax reasons, in many cases (noted above), Avon commits to providing you with a reimbursement as soon as administratively possible but no later than March 15th of the year following the year in which the underlying expense is incurred. However, in order for Avon to be able to reimburse you on a timely basis, you must submit the reimbursement request and the supporting documentation as soon as possible in accordance with normal expense reimbursement policy, but no later than January 31st of the year following the year in which the underlying expense is incurred. Your failure to meet this deadline may lead to Avon being unable to reimburse you by the applicable March 15th (or other applicable date), in which case you could become subject to significant additional taxes and penalties under 409A, and Avon will not provide additional payments to you to cover any such additional taxes and penalties resulting from such failure.

REPATRIATION

At such time as you repatriate back to your Home Country, you will be provided with repatriation assistance in accordance with the Policy. All applicable international on-assignment allowances will be discontinued.

For the avoidance of doubt, you will be entitled to full repatriation benefits under the Policy in the event that your employment with Avon terminates for any reason before the expected end date of your international assignment, other than a voluntary termination by you for reasons not constituting Good Reason (having a meaning for such term as provided under the 2012 Agreement, taking into account your agreement in this Letter).

The Policy to the contrary notwithstanding, in the event of your repatriation following completion of your international assignment under this Letter (as may be extended) or any earlier termination of your employment with Avon for any reason, you will be entitled to full tax equalization benefits with respect to taxes incurred on income realized during your international assignment and to tax return preparation assistance for so long as relevant with respect to your international assignment.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflicts of laws. It may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

Sheri McCoy

Sheri, we wish you the best in your move and look forward to your continued leadership of the company.

Sincerely,

/s/ Chan Galbato
Chan Galbato
Chairman of the Board of Directors, Avon Products, Inc.

/s/ Helen McCluskey
Helen McCluskey
Chair of the Compensation and Management Development Committee
of the Board of Directors, Avon Products, Inc.

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby agree to and accept the foregoing terms and conditions. I understand that Avon’s policies are subject to amendment and change as deemed appropriate by the company.

/s/ Sheri McCoy	2/9/17
Sheri McCoy	Date

cc:	L. Williams (EY)